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Exhibit 99.1

FOR IMMEDIATE RELEASE		January 24, 2003
Investor Contact:	John Cygul 805-557-6789	Media Contact:	Ken Ferber 805-557-6794

WELLPOINT HEALTH NETWORKS INC. AND CAREFIRST, INC.
SIGN AMENDED AND RESTATED MERGER AGREEMENT
PURCHASE PRICE INCREASED BY $70 MILLION

        THOUSAND OAKS, Calif.—WellPoint Health Networks Inc. and CareFirst, Inc. today announced that their respective Boards of Directors have approved an Amended and Restated Agreement and Plan of Merger between the two organizations. The approved Amended Merger Agreement was signed today and is in the form filed with insurance regulators last week as an amendment to the pending Form A applications relating to this transaction. As previously disclosed by the parties, the principal changes from the original agreement signed in November 2001 include the following:

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  The consideration for the transaction will be paid fully in cash (up to $850 million of which may be raised in a WellPoint financing transaction) unless stock or other non-cash consideration is allowed under applicable law. Maryland law now provides that the consideration for the transaction must be all cash.

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  The closing of the transaction will be conditioned on certain executive compensation plans and agreements with CareFirst executives being revised as provided in the Amended Merger Agreement. The revisions provide that at the closing of the transaction CareFirst's Merger Incentive Plan will be rescinded and that the Employment Agreements between CareFirst and its eight senior executives will be terminated. Those executives' participation in CareFirst's Long-Term Incentive Plan and its Supplemental Executive Retirement Plan would also be terminated. The executives would enter into two-year retention agreements with WellPoint at the closing of the transaction. The executive payments will not be made by any licensed insurance entity in Maryland, the District of Columbia or Delaware but will instead be borne by WellPoint itself. The specifics of these revisions are included as part of the Amended Merger Agreement.

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  For a 60-day period following today, WellPoint has agreed to waive any termination or breakup fee payable by CareFirst (except for reimbursement of certain expenses) if CareFirst accepts a superior proposal from another party. WellPoint will retain its right to match any other proposal.

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  The consideration payable has been increased by $70 million to $1,370,000,000.

        The transaction remains subject to a number of additional closing conditions as set forth in the original Merger Agreement, including approval by the insurance regulatory authorities of Maryland, Delaware and the District of Columbia. The original termination date of November 20, 2004 remains unchanged.

        CareFirst, Inc., an independent licensee of the Blue Cross and Blue Shield Association, is a not-for-profit health care company which, along with its affiliates and subsidiaries, offers a comprehensive portfolio of health insurance products, direct health care and administrative services to nearly 3.2 million individuals and groups in Northern Virginia, the District of Columbia, Maryland and Delaware.

        With more than 17,000 associates, WellPoint Health Networks Inc. serves the health care needs of more than 13 million medical members and approximately 46 million specialty members nationwide through Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, HealthLink and UNICARE. WellPoint offers a broad spectrum of quality network-based health products including open access PPO, POS and hybrid products, HMO and specialty products. Specialty products include pharmacy benefit management, dental, utilization management, vision, mental health, life and disability insurance, long term care insurance, flexible spending accounts,

COBRA administration, and Medicare supplements. WellPoint may be found on the web at www.wellpoint.com. Blue Cross of California, Blue Cross and Blue Shield of Georgia, and Blue Cross and Blue Shield of Missouri, are independent licensees of the Blue Cross and Blue Shield Association.

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Cautionary Statement: Certain statements contained in this press release are forward-looking statements. Actual results or events could differ materially due to, among other things, conditions to the closing of the amended merger agreement not being satisfied, operational and other difficulties associated with integrating acquired businesses, business conditions and competition among managed care companies, rising health care costs, trends in medical loss ratios, health care reform and other regulatory issues, and the timing of receipt of regulatory, shareholder and other approvals. Additional risk factors are listed from time to time in WellPoint's various SEC reports, including, but not limited to, WellPoint's Annual Report on Form 10-K for the year ended December 31, 2001.

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  Exhibit 99.1